EXHIBIT 10.1

Lease Termination Agreement

This Lease Termination Agreement is entered into this 28th Day of December, 2011 by and between Sharp Point Properties, LLC (Landlord) and Advanced Energy Industries, Inc. (Tenant) subject to the following terms and conditions.

Landlord and Tenant both agree that all Lease Agreements, Lease Modifications and other documents that govern Tenant’s current occupancy of AE Building 2 located at 1625 Sharp Point Dr., AE Building’s 3&4 located at 2400 Midpoint Dr. and AE Building 7 located at 2424 Midpoint Dr. shall be terminated effective December 31, 2011. All 3 Buildings are located in Fort Collins, Co. In consideration for such termination both Landlord and Tenant agree to the following.

1)	Landlord and Tenant shall enter into a new Lease effective January 1, 2012 for the premises located at 1625 Sharp Point Dr.

2)	Landlord and Tenant shall enter into a new Lease effective January 1, 2012 for the premises located at 2424 Midpoint Dr.

3)	Tenant shall have the right to use approximately 10,000 square feet of 2400 Midpoint Dr. from January 1, 2012 to June 30, 2012 subject to the following terms and conditions:

a)	The exact square footage and location shall be mutually agreed upon prior to December 31st, 2011.

b)	Rent at a rate of $7.73/rsf, all nnn costs and utilities that relate to the use of such space shall be accrued during the time of such use and when the determination of such amount is finalized the amount shall be amortized at an annual interest rate of 6% over the remaining lease term of the new lease for 1625 Sharp Point Dr.

i)	An Amendment shall be signed by both parties for the rental terms of 1625 Sharp Point to reflect such amount.

c)	Tenant shall continue to provide Insurance for the space that they continue to occupy.

d)	Tenant shall also be subject to all other reasonable requests from Landlord as it relates to use of the building and surrounding area.

e)	Tenant will use best efforts to help Landlord in the showing and staging of the building as it attempts to release the premises.

f)	Tenant will be allowed to phase its equipment and trade fixture infrastructure out of the balance of the building in an expeditious manner.

4)	Tenant, at Tenant’s expense, shall be responsible for moving the EMC Chamber that will be located in the area that Tenant will be leasing from January 1, 2012 to June 30, 2012 in 2400 Midpoint Dr.

a)	If Tenant decides not to locate the EMC Chamber in either 1625 Sharp Point Dr. or 2424 Midpoint Dr., Landlord shall use best efforts to assist Tenant with finding a location within the Prospect Business Park that meets the requirements of such use.

i)	If such space is identified and deemed suitable by both parties then the rental rate for such space shall be on the same terms and conditions as the New Lease Agreement between Landlord and Tenant for 1625 Sharp Point Dr.

ii)	Any tenant finish costs that are required to make the space suitable for the Tenant’s use shall be at the Tenant’s sole cost and expense. Tenant may use the Tenant Finish Allowance that is provided for in the new Leases for 1625 and 2400 for such costs.

5)	Tenant is authorized to file this agreement as part of any required SEC filings.

6)	Contingency

a)	This Termination Agreement shall be fully contingent upon the simultaneous execution of a new Lease for the building at 2424 Midpoint Drive, Fort Collins, CO and 1625 Sharp Point Drive, Fort Collins, CO.

Signed and agreed to this 28th day of December, 2011 by

Sharp Point Properties, LLC as Landlord

/s/ William W. Reynolds

by William W. Reynolds

Advanced Energy Industries, Inc.

/s/ Danny Herron

by Danny Herron, CFO